EXHIBIT 10.1
Commercial Barge Line Company
2011 Annual Incentive Plan
Corporate Employees
This Commercial Barge Line Company 2011 Annual Incentive Plan for Corporate Employees sets forth the goals and administrative guidelines that reflect Commercial Barge Line Company’s (the “Company”) expectations for performance and accountability of the leadership team. The performance goals will be measured based on the Commercial Barge Line Company results as reported in its audited financials for 2011.
For 2011, the weighting of the Financial Measures is:
•	EBITDAR: 75%

Earnings before interest, taxes, depreciation, amortization and restructuring (“EBITDAR”) is used to determine the financial performance from operations.
For 2011, the weighting of the Business Goals is:
•	Safety: 12.5%

It is critical that we continue to provide a safe environment for all employees. Safety will be measured by the incident rate which is defined as the number of recordable injuries × 200,000 divided by the number of employee hours worked. This measurement/goal includes the performance of our sub-contractors.

•	Environmental Safety (Releases): 6.25%

We are committed to conducting our businesses in an environmentally responsible and proactive manner, for both the safety of our employees as well as the communities in which we operate. Environmental Safety will be measured by the number of releases and the number of gallons released as reported to the NRC (National Response Center). This measurement/goal includes the performance of our sub-contractors.

•	Allisions, Collisions and Groundings (ACGs): 6.25%

The number of allisions, collisions and groundings (ACGs) per million barge miles. This metric excludes ACGs and barge miles from outside towing and chartered boats.
Plan Administration
Eligibility Criteria
•	Full-time active “Corporate” employees of Commercial Barge Line Company and its affiliates — this applies to salaried non-represented employees that are considered “Corporate”. This plan does not apply to employees of the Professional Services segment of our business, or employees covered by another Company or affiliate AIP program (Hourly, Transportation Services, Jeffboat and/or Sales/Marketing).

•	Hire date on or before September 30, 2011.

•	Employed by the Company or one of its affiliates at time the incentive awards are paid.

•	Employee is in good standing with the Company and individual performance rated at a satisfactory level or higher.

•	Employees that change eligibility levels or AIP plans during the year will have their award prorated based on the base salary earned and/or service at each award level/plan.
Award Opportunities
Each performance measure has a corresponding percentage of the target award opportunity. Some incentive can still be earned if performance is close to, but falls short of the goals. Also, higher incentives may be earned if goals are exceeded. Therefore, if actual performance falls between any of the defined levels, the award opportunities will be calculated
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proportionately. The calculations will be based on GAAP financials unless an exception (plus or minus) is approved by the Compensation Committee.
•	Minimum performance (typically 80% attainment) pays 50% of the target opportunity.

•	Target performance (100% attainment) pays 100% of target opportunity.

•	Superior performance (typically 150% attainment) pays 150% of the target opportunity.
If the minimum performance level for EBITDAR is not met, the Business Goal metrics cannot pay above target levels.
Award Calculations
The total amount of awards will be fixed at the end of the year and calculated based on the following formula for employees employed on December 31, 2011:
2011 Base Salary Earnings × Target Award Opportunity × Performance Score for Each Goal.
Actual base salary earnings are defined as only the base compensation earned from January 1 through December 31. In other words, the AIP payout will be prorated based on actual salary earnings for the year. The overall performance score is determined by multiplying the achievement levels of the financial and business objectives by their respective weighting and added together.
The awards may be adjusted upward or downward based on performance. However, the net of these adjustments may not increase the total bonus award.
Timing of Payment
Earned disbursement of the 2011 bonus amounts will occur after the 2011 financial results have been tabulated, outside auditors have finished their audit and the Compensation Committee has signed-off on the payment; estimated to be completed by March 15, 2012. In all events, bonus amounts will be paid no later than December 31, 2012, with respect to the 2011 bonus program.
Administration
The Compensation Committee designated by the Board of Directors of the Company has the full power, authority and discretion to construe, interpret and administer this bonus program. The Compensation Committee may delegate this authority to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this bonus program, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.
Amendment
The Board of Directors or the Compensation Committee, each in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this bonus program, including the right to suspend or eliminate some or all payments under this bonus program at any time.
Assignment
Payments under this bonus program may not be assigned or alienated.
Applicable Law
This document shall be governed by the laws of the State of Indiana.
No Employment Rights
Nothing contained in this bonus program shall be construed as a contract of employment between the Company or its affiliates and a participant or as a right of any participant to be continued in the employment of the Company or its affiliates, or as a limitation of the right of the Company or its affiliates to discharge any of its employees with or without cause.
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